INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 80 to Registration Statement No. 2-75503 on Form N-1A of Maxim Series Fund, Inc. (the "Fund") which consists of the Maxim Money Market Portfolio, Maxim Bond Portfolio, Maxim Stock Index Portfolio, Maxim U.S. Government Securities Portfolio, Maxim Short Duration Bond Portfolio, Maxim U.S. Government Mortgage Securities Portfolio, Maxim Bond Index Portfolio, Maxim Loomis Sayles Small-Cap Value Portfolio, Maxim Growth Index Portfolio, Maxim T. Rowe Price Equity/Income Portfolio, Maxim INVESCO Small-Cap Growth Portfolio, Maxim INVESCO Balanced Portfolio, Maxim Loomis Sayles Bond Portfolio, Maxim INVESCO ADR Portfolio, Maxim Ariel MidCap Value Portfolio, Maxim Index 600 Portfolio, Maxim Index 400 Portfolio, Maxim Templeton(R) International Equity Portfolio, Maxim Value Index Portfolio, Maxim Ariel Small-Cap Value Portfolio, Maxim T. Rowe Price MidCap Growth Portfolio, Maxim Founders Growth & Income Portfolio, Maxim Index European Portfolio, Maxim Index Pacific Portfolio, Maxim Global Bond Portfolio, Maxim JP Morgan Growth & Income Portfolio, Aggressive Profile I Portfolio, Moderately Aggressive Profile I Portfolio, Moderate Profile I Portfolio, Moderately Conservative Profile I Portfolio, Conservative Profile I, Aggressive Profile II Portfolio, Moderately Aggressive Profile II Portfolio, Moderate Profile II Portfolio, Moderately Conservative Profile II Portfolio, and Conservative Profile II Portfolio, of our report dated February 7, 2003, appearing in the Annual Report to Stockholders of the Fund for the year ended December 31, 2002 in the Statement of Additional Information.

We also consent to the reference to us under the headings "Financial Statements" and "Independent Auditors" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP

Denver, Colorado
June 30, 2003